EXHIBIT A
JOINT FILING AGREEMENT
           In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D and Schedule 13G (including amendments thereto) with regard to the Common Stock of Kindred Healthcare, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of October 22, 2007.

Highland Equity Opportunities Fund

By:	Highland Fund I, its management investment company

	By:	/s/ James D. Dondero

James D. Dondero, President

Highland Capital Management, L.P.

By:	Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero

James D. Dondero, President

Strand Advisors, Inc.

By:	/s/ James D. Dondero

James D. Dondero, President

James D. Dondero

/s/ James D. Dondero